LICENSING AND PRODUCTION AGREEMENT


          This Agreement is dated this 18 day of February, 1997 by and among Minnesota Brewing Company ("Minnesota Brewing") and William & Scott, Inc. ("WSI"), and to be agreed to and accepted by Santa Monica Bank ("Bank").

          WHEREAS, WSI has been engaged in the business of selling alcoholic beverage products under the trade name and trademark "Rhino Chasers;" and

          WHEREAS, Minnesota Brewing has brewed the Rhino Chasers' products pursuant to a contract with WSI; and WHEREAS, WSI is unable to pay its debts as they mature and is contemplating a filing under Chapter 7 of the United States Bankruptcy Code; and

          WHEREAS, Bank has a perfected security interest in all of the assets of WSI; and

          WHEREAS, Minnesota Brewing has a perfected security interest in WSI's inventory, account receivables, equipment, and intellectual property, and said security interest is subordinate to the Bank's security interest; and

          WHEREAS, WSI desires to enter into an agreement with Minnesota Brewing and Bank which would enable WSI or a Trustee under Chapter 7 of the United States Bankruptcy Code to maximize the value of WSI's assets and the return to all of WSI's creditors;

          NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Minnesota Brewing and WSI agree as follows:

          1. WSI hereby agrees to license Minnesota Brewing with all of WSI's right, title, and interest, in all of WSI's intellectual property interest in the trademark and trade name "Rhino Chasers" and all products bearing said name or mark.

          2. Minnesota Brewing agrees to use its best efforts to promote and enhance the value of the trademark and trade name "Rhino Chasers" and all products associated with said mark and name.

          3. Minnesota Brewing agrees to produce, take orders for, ship, bill, and collect all billings for shipments of all Rhino Chasers' products owned by WSI and licensed to Minnesota Brewing pursuant to this Agreement.

          4. Minnesota Brewing will price Rhino Chasers' products which it brews at such price as determined by WSI (a copy of the current FOB pricing is attached hereto as Exhibit A) or such other person as any Bankruptcy Trustee may appoint. Minnesota Brewing will ship said products directly to the distributors appointed by WSI for the sale of Rhino Chasers products.

          5. Minnesota Brewing will deduct from the receipts it received from billings for the Rhino Chasers' products the cost incurred in brewing said products. Minnesota Brewing's costs shall be determined in accordance with the same pricing formula that exists pursuant to the present contractual brewing agreement between Minnesota Brewing and WSI (a copy of said agreement is attached hereto as Exhibit B).

          6. The difference between the amount of the receipts received by Minnesota Brewing from its sales of the Rhino Chasers' products and the production costs incurred by Minnesota Brewing as set forth above and deducted from said receipts will be divided in the following manner:

                  a.       80% of the difference to be sent to Bank; and

                  b. the remaining 20% of the difference shall be deposited in a trust account to be maintained by Minnesota Brewing or an independent court appointed trustee to be distributed by Minnesota Brewing or trustee to WSI's creditors in accordance with the priorities established by the United States Bankruptcy Code.

                  c. After Bank has been paid in full, 100% of the difference shall be distributed by Minnesota Brewing or an independent court appointed trustee to WSI's creditors in accordance with the priorities established by the United States Bankruptcy Code.

                  d. After all of WSI's creditors have been paid in full, 80% of the difference shall be paid to Minnesota Brewing and 20% shall be distributed to WSI.

         7. Minnesota Brewing shall be entitled to an administrative expense for its costs incurred in connection with the licensing and other related expenses for maintaining the trademark and trade name for the Rhino Chasers' products but not to exceed $.50 per case.

          8. After all creditors have been paid in full pursuant to the provisions of paragraph 6 herein, any proceeds from any subsequent sale of WSI's intellectual property rights in the name or mark "Rhino Chasers" shall be equally divided between Minnesota Brewing and the shareholders of WSI. Minnesota Brewing and WSI shall agree on a third party to conduct any sale in a commercially reasonable manner for the intellectual property rights in the name or mark "Rhino Chasers." In connection with any such sale, Minnesota Brewing shall have a right of first refusal to purchase said property rights.

          9. This Agreement shall be for a term of three years commencing on February ___, 1997, and shall be automatically renewable for additional one-year periods unless either party gives written notice to the other of the intent to terminate the Agreement at least six months prior to the expiration date of the Agreement. Any such notices shall be sent by certified mail to Minnesota Brewing Company, Attention: Dick McMahon, 882 West Seventh Street, St. Paul, MN 55102, Lindquist & Vennum P.L.L.P., Attention: Daryle L. Uphoff, 4200 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402, and William & Scott, Inc.,
Attention: Percy Riverra, 2130 Main Street, Huntington Beach, CA 92648.

          10. Notwithstanding the termination provisions of the preceding paragraph, WSI, any Bankruptcy Trustee, Minnesota Brewing, or Bank may terminate this Agreement upon thirty (30) days notice by giving written notice of such intent to terminate in accordance with the preceding paragraph and at the addresses in the preceding paragraph if the amount available for distribution to Bank and other creditors pursuant to paragraph 6 herein is less than an average of $8,000 per month for three consecutive months.

          11. Any dispute arising under this Agreement shall be submitted to arbitration under the auspices of the American Arbitration Association in Minneapolis, Minnesota, for resolution in accordance with its rules and procedures.
                                          MINNESOTA BREWING COMPANY

                                          By: __________________________
                                            Its: _______________________



                                          WILLIAM & SCOTT, INC.

                                          By: ____________________________
                                            Its:__________________________

Agreed and Accepted:

SANTA MONICA BANK

By:________________________
 Its:______________________